Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-202724

PROSHARES TRUST II

ProShares Managed Futures Strategy

Supplement dated March 21, 2016

to the Fund’s Prospectus and Disclosure Document dated August 12, 2015

Effective on March 21, 2016, ProShares Managed Futures Strategy (ticker symbol: FUTS) has stopped trading its shares on the New York Stock Exchange and there is no secondary market for the Fund’s shares. The Fund’s portfolio holdings have been liquidated and the proceeds of the liquidation are scheduled to be distributed to shareholders on or about March 30, 2016. All references to FUTS, other than its past performance information, are hereby removed from the Disclosure Document.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.